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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*



                               PDF SOLUTIONS, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   693282 10 5
                    ----------------------------------------
                                 (CUSIP Number)


                                  JULY 26, 2001
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------
CUSIP NO. 693282 10 5
-----------------------

--------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             JOHN KACHIG KIBARIAN

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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)   [ ]

                                                                       (b)   [ ]
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 3    SEC USE ONLY

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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. CITIZEN

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                   5    SOLE VOTING POWER

                              2,775,756
    NUMBER OF
                  --------------------------------------------------------------
      SHARES       6    SHARED VOTING POWER

   BENEFICIALLY               0

     OWNED BY     --------------------------------------------------------------
                   7   SOLE DISPOSITIVE POWER
      EACH
                              2,775,756
   REPORTING
                  --------------------------------------------------------------
     PERSON        8    SHARED DISPOSITIVE POWER

      WITH                    0

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,775,756

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             12.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN

--------------------------------------------------------------------------------

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ITEM 1(a). NAME OF ISSUER:

                PDF Solutions, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                333 West San Carlos Street, Suite 700, San Jose, CA  95110


ITEM 2(a). NAME OF PERSON FILING:

                John Kachig Kibarian


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                333 West San Carlos Street, Suite 700, San Jose, CA 95110


ITEM 2(c). CITIZENSHIP:

                U.S. Citizen


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

                Common Stock


ITEM 2(e). CUSIP NUMBER:

                693282 10 5


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [ ] Bank as defined in section 3(a)(6) of the Exchange Act;

     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Exchange
          Act;

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;

     (e)  [ ] An investment adviser in accordance with Rule
          13-d(1)(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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ITEM 4. OWNERSHIP.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          2,775,756

     (b)  Percent of Class:

          12.1%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote 2,775,756

          (ii) Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 2,775,756

          (iv) Shared power to dispose or to direct the disposition of 0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 6, 2002
                                        ----------------------------------------
                                                          Date


                                        /s/ John Kachig Kibarian
                                        ----------------------------------------
                                                       Signature


                                         John Kibarian, Chief Executive Officer
                                        ----------------------------------------
                                                       Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13d-7 (b) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001).